Filed Pursuant to Rule 424(b)(5)
Registration No. 333-168312
PROSPECTUS SUPPLEMENT
(To Prospectus dated August 16, 2010)
4,900,000 Shares
ValueVision Media, Inc.
Common Stock
$3.75 per share

•	ValueVision Media, Inc. is offering 4,900,000 shares of our common stock.	•	The last reported sale price of our common stock on December 15, 2010, was $4.05 per share.

•	Trading symbol: Nasdaq Global Market—VVTV

This investment involves a high degree of risk. See “Risk Factors” on page S-3 of this prospectus supplement and page 3 of the accompanying prospectus.

	Per Share	Total
Public offering price	$3.75	$18,375,000
Underwriting discount	$0.225	$1,102,500
Proceeds, before expenses, to ValueVision Media, Inc.	$3.525	$17,272,500

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Piper Jaffray
The date of this prospectus supplement is December 17, 2010.

This prospectus incorporates by reference important information. You may obtain the information incorporated by reference without charge by following the instructions under “Information Incorporated by Reference” appearing below before deciding to invest in our shares.
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and related matters. The second part is the accompanying prospectus dated August 16, 2010, which provides more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.
All references in this prospectus supplement and the accompanying prospectus to “ValueVision,” the “Company,” “we,” “us,” “our,” or similar references refer to ValueVision Media, Inc. and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we authorize to be distributed to you. We have not, and the underwriter has not, authorized any other person to provide you with different information. This prospectus supplement and the accompanying prospectus are not an offer to sell, nor are they seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectus are complete and accurate as of the date the information is presented, but the information may have changed since that date.

PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents that they incorporate by reference. You should pay special attention to the “Risk Factors” section of this prospectus supplement beginning on page S-3 and the “Risk Factors” section of the accompanying prospectus beginning on page 3.
Overview
We are an interactive multi-media retailer that markets, sells and distributes products directly to consumers through various digital platforms, including TV, online, mobile and social media. Our principal electronic media activity is our television home shopping business, which uses on-air spokespersons to market brand name and private label consumer products at competitive prices. Our live 24-hour per day television home shopping programming is distributed primarily through cable and satellite affiliation agreements and the purchase of month-to-month full- and part-time lease agreements of cable and broadcast television time. In addition, we distribute our programming through a company-owned full power television station in Boston, Massachusetts and through leased carriage on full power television stations in Pittsburgh, Pennsylvania and Seattle, Washington. We also market a broad array of merchandise through our internet retailing websites, www.ShopNBC.com and www.ShopNBC.tv. We do not incorporate by reference into this prospectus supplement or the accompanying prospectus the information on, or accessible through, our internet retailing websites, and you should not consider it as part of this prospectus supplement or the accompanying prospectus.
We have an exclusive license from NBC Universal, Inc. (“NBCU”) for the worldwide use of an NBCU-branded name and the peacock image. In November 2010, we extended our license agreement with NBCU for a period ending in May 2012. Additionally, the agreement allows for a one-year extension to May 2013 upon the mutual agreement of both parties. We will issue shares of our common stock valued at $4 million to NBCU on May 15, 2011 as consideration for NBCU extending the term of the license agreement. Pursuant to the license, we operate our television home shopping network under the ShopNBC brand name and operate our internet website under the ShopNBC.com and ShopNBC.tv brand names. NBCU is subject to a pending joint venture between General Electric Company and Comcast Corporation, pursuant to which NBCU will effectively be merged into a newly formed entity of which Comcast will own a controlling interest and General Electric Company will own a minority interest.
Corporate Information
We are incorporated under the laws of Minnesota. Our principal and executive offices are located at 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433. Our telephone number is (952) 943-6000. Our website address is www.vvtv.com. We do not incorporate by reference into this prospectus supplement or the accompanying prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	4,900,000 shares

Common stock to be outstanding after this offering	37,712,201 shares

Offering price to the public	$3.75 per share

Use of proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include capital expenditures, as well as payment to the holder of our Series B Preferred Stock in connection with the cash sweep payment obligations under the terms of our Series B Preferred Stock. In addition, we may pay $2.5 million to the holder of our Series B Preferred Stock to obtain their consent to the issuance of shares to NBCU in May 2011. See the section titled “Use of Proceeds” beginning on page S-7 of this prospectus supplement.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement and page 3 of the accompanying prospectus and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Nasdaq Global Market Symbol	VVTV
The number of shares of common stock that will be outstanding immediately after this offering is based on 32,812,201 shares of common stock outstanding as of the close of business on December 15, 2010 and excludes, as of the close of business on December 15, 2010:
•	2,491,195 shares of common stock issuable upon the exercise of outstanding options under our 2004 Omnibus Stock Plan, with a weighted average exercise price of $5.75 per share;

•	1,696,325 shares of common stock issuable upon the exercise of outstanding options under our 2001 Omnibus Stock Plan, with a weighted average exercise price of $6.03;

•	525,000 shares of common stock issuable upon the exercise of outstanding stock options issued to certain employees outside the Omnibus Stock Plans, with a weighted average exercise price of $3.58; and

•	warrants to purchase up to 6,000,000 shares of common stock and warrants to purchase up to 14,744 shares of common stock issued to issued to GE Capital Equity Investments, Inc. (“GE Equity”) and NBCU, respectively, in connection with our strategic alliance with GE Equity and NBCU; and

•	$4 million of our common stock to be issued to NBCU on May 15, 2011.

RISK FACTORS
Investing in our common stock involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the risk factors set forth below and in the accompanying prospectus, and the risk factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended January 30, 2010, together with the other information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference, including our financial statements and related notes.
Risks Relating to an Investment in Our Common Stock
The price of our common stock is volatile and may continue to be volatile.
The trading price of our common stock fluctuates substantially and may continue to fluctuate substantially. These fluctuations could cause you to lose part or all of your investment in our shares of common stock. The factors that could cause fluctuations include, but are not limited to, the following:
•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of television home shopping, internet and other retail companies;

•	actual or anticipated changes in our sales and earnings, fluctuations in our operating results or the failure to meet the expectations of financial market analysts and investors;

•	investor perceptions of the television home shopping industry, the retail industry in general and our company in particular;

•	the operating and stock performance of comparable companies;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	loss of external funding sources or other adverse changes to our liquidity;

•	general economic conditions and trends;

•	major catastrophic events;

•	competitive factors;

•	relatively few shares available for public trading;

•	changes in accounting standards, policies, guidance, interpretation or principles;

•	regulatory changes;

•	sales of debt or equity securities by our company;

•	sales of large blocks of our stock or sales by insiders;

•	departures of key personnel; or

•	the matters discussed under “Risk Factors” in the accompanying prospectus.
If you purchase the securities sold in this offering, you will experience immediate dilution in your investment.
The public offering price per share of common stock in this offering exceeds the net tangible book value per share of our common stock outstanding prior to this offering. As a result of this offering of 4,900,000 shares at a public offering price of $3.75 per share, and after deducting the estimated underwriting discount and estimated offering expenses payable by us, you will experience immediate dilution of $1.59 per share, representing the difference between our as adjusted net tangible book value per share as of October 30, 2010 after giving effect to this offering, and the public offering price. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.
Future sales of our capital stock by our company or our existing shareholders could cause our stock price to decline.
Except as described under “Description of Capital Stock” in the accompanying prospectus, we are not restricted from issuing additional securities, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. On November 17, 2010, we entered into an amendment to our Trademark License Agreement with NBCU, which, in consideration for the extension of the term of that agreement through May 15, 2012, we agreed that we will issue to NBCU $4 million of shares of our common stock on May 15, 2011. This anticipated issuance and the issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options, or warrants to purchase our common stock in the future and those stock appreciation rights, options, or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. If we or our shareholders sell substantial amounts of our capital stock in the public market or announce the intention to do so, the market price of our common stock could decrease significantly. The perception in the public market that we or our shareholders might sell shares of our common stock could also depress the market price of our common stock. On June 9, 2010, we registered 6,452,194 shares of our common stock for resale by NBCU. The shares were registered to permit public secondary trading of the shares. On June 24, 2010, NBCU decided not to sell the shares registered in that registration statement due to prevailing prices. This registration statement has not been withdrawn, and NBCU may offer the shares for resale in the future. NBCU acquired the shares pursuant to our strategic alliance with GE Equity and NBCU. As part of this strategic alliance, we entered into an amended and restated registration rights agreement on February 25, 2009 with GE Equity and NBCU that provides GE Equity, NBCU and their affiliates and any transferees and assigns, an aggregate of four demand registrations and unlimited piggy-back registration rights. We prepared the above-mentioned prospectus pursuant to a notice submitted to us by NBCU under the demand registration provisions in the amended and restated registration rights agreement. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.
We do not intend to declare dividends on our stock after this offering.
Pursuant to the shareholders agreement we have with GE Equity and NBCU, we are prohibited from paying dividends on our common stock without GE Equity’s prior written consent. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be subject to restrictions on payment of dividends contained in the terms of our outstanding Series B Preferred Stock held by GE Equity, and is otherwise at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. Therefore, you should not expect to receive dividend income from shares of our common stock.
Common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.
Shares of common stock are equity interests in us and do not constitute indebtedness. As such, shares of common stock will rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims against us, including in our liquidation. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our Series B Preferred Stock. Dividends on common stock are payable only if declared by our board of directors and are subject to the shareholders agreement we have with GE Equity and NBCU and the restrictions on payments of dividends out of lawfully available funds.
Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.
If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our common stock, the market price for our common stock and trading volume could decline.
The trading market for our common stock will be influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our common stock, the market price for our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common stock to decline.

Certain provisions of Minnesota law may make a takeover of our company more difficult, depriving shareholders of opportunities to sell shares at above-market prices.
Certain provisions of Minnesota law may have the effect of discouraging attempts to acquire us without the approval of our board of directors. Section 302A.671 of the Minnesota statutes, with certain exceptions, requires approval of any acquisition of the beneficial ownership of 20% or more of our voting stock then outstanding by a majority vote of our shareholders prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable by us at their then-fair market value within 30 days after the acquiring person failed to give a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person’s shares. Section 302A.673 of the Minnesota statutes generally prohibits any business combination by us, or any of our subsidiaries, with an interested shareholder, which includes any shareholder that purchases 10% or more of our voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder’s share acquisition date. Consequently, our common shareholders may lose opportunities to sell their stock for a price in excess of the prevailing market price due to these protective measures.
We may face future securities class action lawsuits that could require us to pay damages or settlement costs and otherwise harm our business.
Future volatility in the price of our common stock may result in securities class action lawsuits against us, which may require that we pay substantial damages or settlement costs in excess of our insurance coverage and incur substantial legal costs, and which may divert management’s attention and resources from our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference may contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position made in this report are forward-looking.
We often use words such as “may,” “will,” “could,” “estimates”, “continue,” “anticipates,” “believes,” “expects,” “intends” and similar expressions to identify forward-looking statements. These statements are based on management’s current expectations based on information currently available to us and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this prospectus supplement and the accompanying prospectus in the sections captioned “Risk Factors,” in the “Risk Factors” section of our annual report on Form 10-K for the year ended January 30, 2010 and in other filings we have made with the SEC. These include, without limitation:
•	macroeconomic issues, including, but not limited to, the current global financial crisis and the credit environment;

•	risks relating to decreased consumer spending and increased consumer debt levels;

•	the impact of increasing interest rates;

•	risks relating to seasonal variations in consumer purchasing activities;

•	risks relating to changes in the mix of products sold by us;

•	competitive pressures on our sales, as well as pricing and sales margins;

•	the level of cable and satellite distribution for our programming and the associated fees;

•	our ability to continue to manage our cash, cash equivalents and investments to meet our liquidity needs;

•	our ability to manage our operating expenses successfully;

•	our management and information systems infrastructure;

•	changes in governmental or regulatory requirements;

•	litigation or governmental proceedings affecting our operations;

•	significant public events that are difficult to predict, such as widespread weather catastrophes or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and

•	our ability to obtain and retain key executives and employees.
Investors are cautioned that all forward-looking statements involve risk and uncertainty. The facts and circumstances that exist when any forward-looking statements are made and on which those forward-looking statements are based may significantly change in the future, thereby rendering the forward-looking statements obsolete. We are under no obligation (and expressly disclaim any obligation) to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
Based upon an offering price of $3.75 per share, we estimate that the net proceeds we will receive from this offering will be approximately $17,022,500, after deducting underwriting discounts and commissions and estimated expenses payable by us. We intend to use the net proceeds from this offering for working capital and general corporate purposes, which may include capital expenditures, as well as payment to the holder of our Series B Preferred Stock in connection with the cash sweep payment obligations under the terms of our Series B Preferred Stock. In addition, we may pay $2.5 million to the holder of our Series B Preferred Stock to obtain their consent to the issuance of shares to NBCU in May 2011.
CERTAIN TRANSACTIONS
We intend to make a payment from the net proceeds from this offering to GE Equity, the sole holder of our outstanding Series B Preferred Stock, in connection with the cash sweep payment obligations under the terms of our Series B Preferred Stock. In addition, we may pay $2.5 million to GE Equity to obtain its consent to the issuance of shares to NBCU in May 2011. GE Equity also beneficially owns more than five percent of our common stock as of the date hereof. One of our directors, Patrick O. Kocsi, is the senior managing director of GE Equity.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock upon completion of this offering. Historical net tangible book value per share is determined by dividing our total tangible assets (total assets less intangible assets) less total liabilities, by the number of outstanding shares of our common stock. The historical net tangible book value of our common stock as of October 30, 2010 was approximately $64.3 million, or approximately $1.96 per share of common stock, based on the number of shares of common stock outstanding as of October 30, 2010.
Investors participating in this offering will incur immediate and substantial dilution. After giving effect to the sale of common stock offered by us in this offering at the public offering price of $3.75 per share, and after deducting the underwriting discounts and commissions and the estimated expenses of $250,000 payable by us ($125,000 of which constitute fees and expenses of the underwriter that we have agreed to pay), our as adjusted net tangible book value as of October 30, 2010 would have been approximately $81.3 million, or approximately $2.16 per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $0.20 per share to existing common shareholders, and an immediate dilution of $1.59 per share to investors participating in this offering. The following table illustrates this per share dilution:

Public offering price per share		$3.75
Historical net tangible book value per share as of October 30, 2010	1.96
Increase in historical net tangible book value per share attributable to investors participating in this offering	0.20

As adjusted historical net tangible book value per share after this offering		2.16

Dilution per share to investors participating in this offering		$1.59

CAPITALIZATION
The following table sets forth our consolidated capitalization as of October 30, 2010:
•	on an actual basis; and

•	on an as adjusted basis to give effect to our sale of 4,900,000 shares of common stock at a public offering price of $3.75 per share, after deducting an underwriting discount and estimated offering expenses of $250,000 payable by us ($125,000 of which constitute fees and expenses of the underwriter that we have agreed to pay).
The information set forth in the following table should be read in conjunction with and is qualified in its entirety by reference to the audited and unaudited financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of October 30, 2010
	Actual	As Adjusted
	(In thousands)
Cash and cash equivalents	$15,674	$32,697
Restricted cash and investments	4,961	4,961

Long-term payable	$1,937	$1,937
Accrued dividends — Series B Preferred Stock	8,903	8,903
Series B Mandatory Redeemable Preferred Stock, $.01 per share par value, 4,929,266 shares authorized; 4,929,266 shares issued and outstanding	12,531	12,531

Shareholders’ Equity:
Common Stock, $0.01 per share par value; 100,000,000 shares authorized
Actual — 32,796,077 shares outstanding
As adjusted — 37,696,077 shares outstanding	$328	$377
Warrants to purchase 6,022,115 shares of common stock	637	637
Additional paid-in capital	318,932	335,906
Accumulated deficit	(253,859)	(253,859)
Total shareholders’ equity	$66,038	$83,061

Total capitalization	$89,409	$106,432

MARKET PRICE HISTORY OF COMMON STOCK
Shares of our common stock are traded on the Nasdaq Global Market under the symbol “VVTV.” The following table shows the high and low sales prices of our common stock on the Nasdaq Global Market for the periods indicated:

	Common Stock Price
	High	Low

Fiscal 2010:
First Quarter	$4.77	$2.96
Second Quarter	$3.09	$1.45
Third Quarter	$2.69	$1.41
Fourth Quarter (through December 15, 2010)	$4.58	$2.15

Fiscal 2009:
First Quarter	$0.83	$0.18
Second Quarter	$3.22	$0.50
Third Quarter	$4.15	$2.61
Fourth Quarter	$5.27	$3.00

Fiscal 2008:
First Quarter	$7.20	$4.38
Second Quarter	$5.55	$2.90
Third Quarter	$3.19	$0.51
Fourth Quarter	$0.91	$0.23
     On December 15, 2010, the last reported sale price for shares of our common stock on the Nasdaq Global Market was $4.05 per share. As of December 15, 2010, there were approximately 531 holders of record of our common stock. We believe the number of beneficial owners of our common stock on that date was substantially greater.

UNDERWRITING
We are offering the shares of common stock described in this prospectus supplement through Piper Jaffray & Co. as sole underwriter and manager. We have entered into a firm commitment underwriting agreement with Piper Jaffray. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, 4,900,000 shares of common stock.
The underwriter is committed to purchase all the shares of common stock offered by us if it purchases any shares.
The underwriter proposes to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.113 per share. After the offering, these figures may be changed by the underwriter.
The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriter to us per share of common stock. The following table shows the per share and total underwriting discounts to be paid to the underwriter in this offering.

Per share	$0.225
Total	$1,102,500
We have also agreed to reimburse the underwriter for certain out-of-pocket expenses incurred by it up to an aggregate of $125,000 with respect to this offering.
In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement.
We estimate that the total fees and expenses payable by us, excluding underwriting discounts and commissions, will be approximately $250,000, which includes $125,000 that we have agreed to reimburse the underwriter for the legal fees incurred by it in connection with the offering.
We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.
We and certain of our directors and executive officers are subject to lock-up agreements that prohibit us and them from offering for sale, pledging, announcing the intention to sell, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, or otherwise transferring or disposing of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or from entering into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, for a period of at least 90 days following the date of the underwriting agreement without the prior written consent of the underwriter. The lock-up agreements do not prohibit our directors and executive officers from transferring shares of our common stock for bona fide estate or tax planning purposes, subject to certain requirements, including that the transferee be subject to the same lock-up terms, participating in any exchange of “underwater” options with us, acquiring or exercising stock options issued pursuant to our existing stock option plans, or entering into plans that satisfy the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, provided that no sales are made under such plans during the lock-up period. The lock-up agreements do not prohibit us from issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement. The lock-up provisions do not prevent us from selling shares to the underwriter pursuant to the underwriting agreement, or prevent us from granting options to acquire securities under our existing stock option plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus supplement.
The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the underwriter waives the extension in writing.
Our shares are quoted on the NASDAQ Global Market under the symbol “VVTV.”
To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the common stock for its own account by selling more shares of common stock than we have sold to it. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. The underwriter may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.
In addition, the underwriter may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.
The underwriter may also engage in passive market making transactions in our common stock. Passive market making consists of displaying bids on the NASDAQ Global Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
This prospectus supplement and the accompanying prospectus in electronic format may be made available on web sites maintained by the underwriter, and the underwriter may distribute prospectus supplements electronically.
From time to time in the ordinary course of their respective businesses, the underwriter and certain of its affiliates may in the future engage in commercial banking or investment banking transactions with us and our affiliates. We have granted to the underwriter a right of first refusal to act as bookrunning manager for certain offerings that we may propose to conduct during the nine month period following the closing of this offering.

LEGAL MATTERS
     Certain legal matters with respect to the common stock will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota. Goodwin Procter LLP, New York, New York will pass upon certain legal matters for the underwriter in connection with this offering.
INFORMATION INCORPORATED BY REFERENCE
This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3. The SEC allows this filing to “incorporate by reference” information that the Company previously filed with the SEC. This means we can disclose important information to you by referring you to other documents that we have filed with the SEC. The information that is incorporated by reference is considered part of this prospectus supplement, and information that the Company files later will automatically update and may supersede this information. For further information about us and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:
•	Our Annual Report on Form 10-K for the fiscal year ended January 30, 2010, filed on April 15, 2010;

•	Our quarterly reports on Form 10-Q filed on June 10, 2010, September 9, 2010 and December 9, 2010;

•	Our current reports on Form 8-K filed on February 3, 2010, February 23, 2010, May 19, 2010, June 9, 2010, June 14, 2010, June 24, 2010, June 25, 2010, August 6, 2010, August 18, 2010, September 27, 2010, November 18, 2010, November 22, 2010 and November 23, 2010, to the extent filed and not furnished;

•	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above; and

•	The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on May 22, 1992, as the same may be amended from time to time.
All documents filed by the Company subsequent to those listed above with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
You may request a copy of all documents that are incorporated by reference in this prospectus supplement by writing or telephoning us at the following address and number:
Corporate Secretary
ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344
(952) 943-6000
We will provide copies of all documents requested (not including exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including ValueVision Media, Inc. The SEC’s Internet site can be found at www.sec.gov.

PROSPECTUS
VALUEVISION MEDIA, INC.
$75,000,000
Common Stock
Preferred Stock
Stock Purchase Contracts
Securities Warrants
Rights
Units

     By this prospectus, we may from time to time offer common stock, preferred stock, stock purchase contracts, securities warrants, rights and/or units in one or more offerings and in amounts, at prices and on terms that we will determine at the time of such offerings. We will provide specific terms of the securities offered and the terms and conditions of the transactions in supplements to this prospectus. You should read this prospectus, each applicable prospectus supplement, and the information incorporated by reference in this prospectus and each applicable prospectus supplement carefully before you invest.
     Our common stock, par value $0.01 per share, trades on the Nasdaq Global Market under the symbol “VVTV.” On July 19, 2010, the closing price of our common stock was $1.64 per share. The aggregate market value of our outstanding voting and non-voting common stock held by non-affiliates on July 19, 2010 was approximately $38,196,794. We have not issued any securities pursuant to Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date hereof.
     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make additional representations. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. We are not making or soliciting an offer of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.
     Investing in these securities involves a high degree of risk. See “Risk Factors” on page 3 of this prospectus and in the prospectus supplement we will deliver with this prospectus.
     The securities may be sold by us to or through underwriters or dealers, directly to purchasers or through agents designated from time to time, or through a combination of these methods. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated August 16, 2010

ABOUT THIS PROSPECTUS
          When we refer to “we,” “us” or the “company,” we mean ValueVision Media, Inc. and its subsidiaries unless the context indicates otherwise.
          This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this shelf registration process, we may sell preferred stock, common stock, stock purchase contracts, warrants, rights and/or units described in this prospectus in one or more offerings up to an aggregate initial dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires. You should carefully read both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information; Incorporation of Certain Documents By Reference.”
          You should rely only on the information provided in this prospectus, any prospectus supplement or any free-writing prospectus, including the information incorporated herein or therein by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, any prospectus supplement and any free-writing prospectus, is accurate at any date other than the date indicated on the cover page of such documents.
          This prospectus does not contain all the information provided in the registration statement we filed with the SEC. We urge you to read carefully both this prospectus, any prospectus supplement accompanying this prospectus, and any free-writing prospectus together with the information incorporated herein by reference and as described under the heading “Where You Can Find More Information; Incorporation of Certain Documents By Reference,” before deciding whether to invest in any of the securities being offered.
          The distribution of this prospectus, any prospectus supplement and any free-writing prospectus and the offering of the securities in certain jurisdictions may be restricted by law. Persons into whose possession this

i

prospectus, any prospectus supplement and any free-writing prospectus come should inform themselves about and observe any such restrictions. This prospectus, any prospectus supplement and any free-writing prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
          This prospectus, any prospectus supplement and any free-writing prospectus may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus, any prospectus supplement and any free-writing prospectus are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We maintain a web site at www.valuevisionmedia.com. The information on our web site is not incorporated by reference in this prospectus, any prospectus supplement and any free-writing prospectus, and you should not consider it a part of this prospectus, any prospectus supplement and any free-writing prospectus.
          The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to separate documents. The information incorporated by reference is considered to be part of this prospectus, any prospectus supplement and any free-writing prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below that we have previously filed with the SEC as well as all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 or the “Exchange Act,” subsequent to the date of this prospectus (together with all filings we make under the Exchange Act following the date of the initial filing of our initial registration statement but prior to the effectiveness of such registration statement) and prior to the termination date of this offering (other than information deemed furnished and not filed in accordance with SEC rules):
•	Annual Report on Form 10-K for the year ended January 30, 2010;

•	Quarterly Report on Form 10-Q for the period ended May 1, 2010;

•	Current Reports on Form 8-K filed on February 3, February 23, May 19, 2010 (but only with respect to Item 8.01), June 9, 2010, June 14, 2010, June 24, 2010, June 25, 2010 and August 6, 2010; and

•	The description of our common stock contained in the Registration Statement on Form 8-A filed with the SEC on May 22, 1992, as the same may be amended from time to time.
          Copies of these filings are available at no cost on our website, www.valuevisionmedia.com. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:
Corporate Secretary
ValueVision Media, Inc.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344
(952) 943-6000

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus, any prospectus supplement delivered with this prospectus, and the documents we incorporate by reference may contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position made in this report are forward-looking.
          We often use words such as “may,” “will,” “could,” “estimates”, “continue,” “anticipates,” “believes,” “expects,” “intends” and similar expressions to identify forward-looking statements. These statements are based on management’s current expectations based on information currently available to us and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Factors that could cause or contribute to such differences include, but are not limited to, those described in the “Risk Factors” section of our annual report on Form 10-K for the year ended January 30, 2010 , our quarterly report on Form 10-Q for the period ended May 1, 2010 and other filings we have made with the SEC. These include, without limitation:
•	macroeconomic issues, including, but not limited to, the current global financial crisis and the credit environment;

•	risks relating to decreased consumer spending and increased consumer debt levels;

•	the impact of increasing interest rates;

•	risks relating to seasonal variations in consumer purchasing activities;

•	risks relating to changes in the mix of products sold by us;

•	competitive pressures on our sales, as well as pricing and sales margins;

•	the level of cable and satellite distribution for our programming and the associated fees;

•	our ability to continue to manage our cash, cash equivalents and investments to meet our liquidity needs;

•	our ability to manage our operating expenses successfully;

•	our management and information systems infrastructure;

•	changes in governmental or regulatory requirements;

•	litigation or governmental proceedings affecting our operations;

•	significant public events that are difficult to predict, such as widespread weather catastrophes or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and

•	our ability to obtain and retain key executives and employees.
Investors are cautioned that all forward-looking statements involve risk and uncertainty. The facts and circumstances that exist when any forward-looking statements are made and on which those forward-looking statements are based may significantly change in the future, thereby rendering the forward-looking statements obsolete. We are under no obligation (and expressly disclaim any obligation) to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

SUMMARY
          The following summary contains basic information about us and this offering. It does not contain all of the information that you should consider in making your investment decision. You should read and consider carefully all of the information in this prospectus, including the information set forth under “Risk Factors,” any applicable prospectus supplement, as well as the more detailed financial information, including the consolidated financial statements and related notes thereto, appearing elsewhere or incorporated by reference in this prospectus, before making an investment decision. Unless the context indicates otherwise, all references in this prospectus to “ValueVision,” the “Company,” “our,” “us” and “we” refer to ValueVision Media, Inc. and its subsidiaries as a combined entity.
The Company
          We are an integrated multi-channel retailer that markets, sells and distributes our products directly to consumers through various forms of electronic media. Our operating strategy incorporates distribution from television, internet and mobile devices. Our principal electronic media activity is our television home shopping business, which uses on-air spokespersons to market brand name and private label consumer products at competitive prices. Our live 24-hour per day television home shopping programming is distributed primarily through cable and satellite affiliation agreements and the purchase of month-to-month full- and part-time lease agreements of cable and broadcast television time. In addition, we distribute our programming through a company-owned full power television station in Boston, Massachusetts and through leased carriage on full power television stations in Pittsburgh, Pennsylvania and Seattle, Washington. We also market a broad array of merchandise through our internet retailing websites, www.ShopNBC.com and www.ShopNBC.TV. We are not including the information contained on our internet retailing websites as a part of, or incorporating it by reference into, this prospectus.
          We have an exclusive license from NBC Universal, Inc. (“NBCU”), for the worldwide use of an NBC-branded name and the peacock image through May 2011. Pursuant to the license, we operate our television home shopping network under the ShopNBC brand name and operate our internet website under the ShopNBC.com and ShopNBC.TV brand name. We are in the process of selecting a new name and logo for our television, websites, mobile and other media channels, and will implement a systematic rebranding strategy during the remainder of the fiscal year.
          ValueVision Media, Inc. is a Minnesota corporation with principal and executive offices located at 6740 Shady Oak Road, Eden Prairie, Minnesota 55344-3433. Our telephone number is (952) 943-6000.
The Securities We May Offer
          The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement.
          We may sell from time to time, in one or more offerings:
•	common stock;

•	preferred stock which may be convertible into shares of our common stock;

•	warrants to purchase any of the securities listed above;

•	stock purchase contracts for any of the above-mentioned securities on the terms to be determined at the time of sale;

•	rights to purchase our common stock; or

•	units consisting of common stock, preferred stock, rights, warrants, or any combination thereof.
          In this prospectus, we refer to the common stock, preferred stock, warrants, stock purchase contracts, rights and units collectively as “securities.” The total dollar amount of all securities that we may sell will not exceed $75,000,000.
          This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Fiscal Year Ended										Three Months Ended
	February 4, 2006		February 3, 2007		February 2, 2008		January 31, 2009		January 30, 2010		May 1, 2010
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	(15.91)	x	(4.78)	x	(20.10)	x	(108.58)	x	(7.26)	x	(4.99)	x

          For the fiscal years ended February 4, 2006 through January 30, 2010, our earnings were insufficient to cover fixed charges and preferred stock dividends by $15,602,000, $5,077,000, $17,558,000, $97,760,000 and $46,779,000, respectively. For the three months ended May 1, 2010, our earnings were insufficient to cover fixed charges and preferred stock dividends by $12,315,000. Fixed charges consist of interest on all indebtedness and one-third of rental expense, which we believe is a reasonable approximation of the interest factor of our rental expense.

RISK FACTORS
          An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as risk factors set forth under the caption “Risk Factors” in the applicable prospectus supplement and other information included or incorporated by reference in this prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-Looking Statements” where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. The risks below should be considered along with the other information included or incorporated by reference into this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.
Risks Relating to Our Business and Operations
We launched a new business strategy after unsuccessful efforts to sell our company in fiscal 2008.
          Beginning in the fall of 2008, the board of directors, with the assistance of financial and legal advisors, pursued a strategy to find a purchaser of the company or a new strategic partner. This effort ended in January 2009 without a transaction taking place. At this time, Keith Stewart was promoted to chief executive officer of our company, and under his leadership, we are currently focused on executing a new strategy for ShopNBC that is designed to grow EBITDA levels and increase revenues. In support of this strategy, we are pursuing the following actions: (i) growing new and active customers while improving household penetration, (ii) reducing our operating expenses to reverse our operating losses, (iii) continue renegotiating cable and satellite carriage contracts where we have cost savings opportunities, (iv) broadening and optimizing our mix of product categories offered on television and the internet in order to appeal to a broader population of potential customers, (v) lowering the average selling price of our products in order to increase the size and purchase frequency of our customer base, (vi) growing our internet business by providing broader and internet-only merchandise offering, and (vii) improving the shopping experience and our customer service in order to retain and attract more customers. There can be no guarantee that we will be able to successfully implement this new strategy on a timeline that would lead to a successful turnaround of operating results before we exhaust available cash and other liquidity resources.
We have a history of losses and a high fixed cost operating base and may not be able to achieve or maintain profitable operations in the future.
          We experienced operating losses of approximately $41.2 million, $88.5 million and $23.1 million in the years ended January 30, 2010 (“fiscal 2009”), January 31, 2009 (“fiscal 2008”) and February 2, 2008 (“fiscal 2007”), respectively. We reported a net loss of $42.0 in fiscal 2009 and a net loss in fiscal 2008 of $97.8 million. While we reported net income of $22.5 million in fiscal 2007, this was due to the $40.2 million pre-tax gain we recorded on the sale of our equity interest in Ralph Lauren Media, LLC, operator of the polo.com website. There is no assurance that we will be able to achieve or maintain profitable operations in future fiscal years.
          Our television home shopping business operates with a high fixed cost base, primarily driven by fixed fees under distribution agreements with cable and satellite system operators to carry our programming. In order to operate on a profitable basis, we must reach and maintain sufficient annual sales revenues to cover our high fixed cost base and/or negotiate a reduction in this cost structure. If our sales levels are not sufficient to cover our operating expenses, our ability to reduce operating expenses in the near term will be limited by the fixed cost base. In that case, our earnings, cash balance and growth prospects could be materially and adversely affected.
If we do not reverse our current trend of operating losses, we could reduce our operating cash resources to the point where we will not have sufficient liquidity to meet the ongoing cash commitments and obligations to continue operating our business.
          We have limited unrestricted cash to fund our business, $20.9 million as of May 1, 2010 (with an additional $4.9 million of cash that is restricted and used to secure letters of credit and similar arrangements), and have a history of operating losses. We expect to use our cash to fund any further operating losses, to finance our working capital requirements and to make necessary capital expenditures in order to operate our business. We also have significant future commitments for our cash, primarily payments for our cable and satellite program distribution obligations and redemption of our Series B Preferred Stock. If our vendors or service providers were to demand a shift from our current payment terms to upfront prepayments or require cash reserves, this will have a significant adverse impact on our available cash balance and our ability to meet the ongoing commitments and obligations of our business. If we are not able to attain profitability and generate positive cash flows from operations or obtain cash from other sources in addition to our $20 million secured bank line of credit facility, we may not have sufficient liquidity to continue operating. In addition, our credit agreement with our secured lender requires compliance with various operating and financial covenants. If we are unable to comply with those covenants, our access to our secured bank line of credit may be limited. For example, in order to borrow more than $8 million under the credit agreement, we must satisfy certain EBITDA thresholds or fixed charge ratios on certain dates. While we are currently in compliance, because borrowings were not in excess of $8 million, we currently believe that borrowings in excess of $8 million would result in a covenant violation at the quarter ended January 29, 2011. This effectively will limit our borrowing capacity to $8 million at January 29, 2011 unless these covenants are amended prior to or at that time. In addition, the lender has the right to terminate the revolving credit facility in the event a material adverse effect (as defined in the agreement) is met. Based on our current projections for fiscal 2010, we believe that our existing cash balances, our credit line, our ability to raise additional financing and the ability to structure transactions in a manner reflective of capital availability will be sufficient to maintain liquidity to fund our normal business operations through fiscal 2010. However, there can be no assurance that we will meet our projections for 2010 or that, if required, the Company would be able to raise additional capital or reduce spending sufficiently to maintain the necessary liquidity. Our shareholders agreement with GE Capital Equity Investments, Inc. (“GE Equity”) and NBCU require the consent of GE Equity in order for the Company to issue new equity securities and to incur indebtedness above certain thresholds, and there can be no assurance that we would receive such consent if we made a request. If we did issue additional equity, it would be dilutive to our existing shareholders. If we sought to and were successful in incurring indebtedness from sources other than our existing line of credit arrangement to raise additional capital, there would be additional interest expense associated with such funding, which expense could be substantial.
The failure to secure suitable placement for our television programming and the expansion of digital cable systems could adversely affect our ability to attract and retain television viewers and could result in a decrease in revenue.
          We are dependent upon our ability to compete for television viewers. Effectively competing for television viewers is dependent on our ability to secure placement of our television programming within a suitable programming tier at a desirable channel position. The majority of cable operators now offer cable programming on a digital basis. While the growth of digital cable systems may over time make it possible for our programming to be more widely distributed, there are several risks as well. The primary risks associated with the growth of digital cable are demonstrated by the following:
•	we could experience a reduction in the growth rate or an absolute decline in sales per digital tier subscriber because of the increased number of channels offered on digital systems competing for the same number of viewers and the higher channel location we typically are assigned in digital tiers;

•	more competitors may enter the marketplace as additional channel capacity is added; and

•	more programming options being available to the viewing public in the form of new television networks and time-shifted viewing (e.g., personal video recorders, video-on-demand, interactive television and streaming video over broadband internet connections).
Failure to adapt to these risks will result in lower revenue and may harm our results of operations. In addition, failure to anticipate and adapt to technological changes in a cost-effective manner that meets customer demands and evolving industry standards will also reduce our revenue, harm our results of operations and financial condition and have a negative impact on our business.
We may not be able to continue to expand or could lose some of our programming distribution if we cannot negotiate profitable distribution agreements or because of the ongoing shift from analog to digital programming.
          We are seeking to continue to materially reduce the costs associated with our cable and satellite distribution agreements. However, while we were able to achieve significant reductions in such costs during fiscal 2009 without a loss in households, there can be no assurance that we will achieve comparable cost reductions in the future or that we will be able to maintain or grow our households on financial terms that are profitable to us. It is possible that we would reduce our programming distribution in certain systems if we are unable to obtain appropriate financial terms.

Failure to successfully renew agreements covering a material portion of our existing cable and satellite households on acceptable financial and other terms could adversely affect our future growth, sales revenues and earnings unless we are able to arrange for alternative means of broadly distributing our television programming.
NBCU and GE Equity have the ability to exert significant influence over us and have the right to disapprove of certain actions by us.
          As a result of their equity ownership in our company, NBCU and GE Equity together are currently our largest shareholder and have the ability to exert significant influence over actions requiring shareholder approval, including the election of directors, adoption of equity-based compensation plans and approval of mergers or other significant corporate events. Through the provisions in the shareholder agreement and certificate of designation for the preferred stock, NBCU and GE Equity also have the right to block us from taking certain actions. On June 9, 2010 we registered for sale all of the outstanding shares of common stock owned by NBCU, however, on June 24, 2010, NBCU decided not to sell the shares registered in that registration statement due to prevailing prices. This registration statement has not been withdrawn and NBCU may decide to sell its shares pursuant to that registration statement in the future. The interests of NBCU and GE Equity may differ from the interests of our other shareholders, and they may block us from taking actions that might otherwise be in the interests of our other shareholders.
Our directors, executive officers and principal shareholders will continue to have substantial control over us and could delay or prevent a change in corporate control.
          Our directors, executive officers and holders of more than 5% of our common stock, together with their affiliates, beneficially own, in the aggregate, over 40% of our outstanding common stock. As a result, these shareholders, acting together, would have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these shareholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:
•	delaying, deferring or preventing a change in corporate control;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.
Expiration of the NBCU branding license would require us to pursue a new branding strategy that may not be successful.
          We have branded our television home shopping network and internet site as ShopNBC and ShopNBC.com, respectively, under an exclusive, worldwide licensing agreement with NBCU for the use of NBC trademarks, service marks and domain names that continues until May 2011. We do not have the right to automatic renewal at the end of the license term, and consequently may choose or be required to pursue a new branding strategy in the next 10 months which may not be as successful as the NBC brand with current or potential customers. NBCU also has the right to terminate the license prior to the end of the license term in certain circumstances, including without limitation in the event of a breach by us of the terms of the license agreement or upon certain changes of control.
Competition in the general merchandise retailing industry and particularly the live home shopping and e-commerce sectors could limit our growth and reduce our profitability.
          As a general merchandise retailer, we compete for consumer expenditures with other forms of retail businesses, including other television home shopping and e-commerce retailers, infomercial companies, other types of consumer retail businesses, including traditional “brick and mortar” department stores, discount stores, warehouse stores, specialty stores, catalog and mail order retailers and other direct sellers. In the competitive television home shopping sector, we compete with QVC Network, Inc., HSN, Inc. and Jewelry Television, as well as a number of smaller “niche” home shopping competitors. QVC Network, Inc and HSN, Inc. both are substantially larger than we are in terms of annual revenues and customers, their programming is more broadly available to U.S. households than is our programming and in many markets they have more favorable channel locations than we have. The internet retailing industry is also highly competitive, with numerous e-commerce websites competing in every product category we carry, in addition to the websites operated by the other television home shopping companies. This competition in the internet retailing sector makes it more challenging and expensive for us to attract new customers, retain existing customers and maintain desired gross margin levels.
We may not be able to maintain our satellite services in certain situations, beyond our control, which may cause our programming to go off the air for a period of time and cause us to incur substantial additional costs.
          Our programming is presently distributed to cable systems, full power television stations and satellite dish operators via a leased communications satellite transponder. Satellite service may be interrupted due to a variety of circumstances beyond our control, such as satellite transponder failure, satellite fuel depletion, governmental action, preemption by the satellite service provider, solar activity and service failure. The agreement provides us with preemptable back-up service if satellite transmission is interrupted. Our satellite service provider recently advised us and its other customers that our current satellite had experienced an anomaly and that its customers would be transitioned to a backup satellite for continued service. However, there can be no assurance that there will be no interruption in service in connection with this transition or that, if the transition is successful, we will be able to arrange an additional preemptable back-up service. In the event of a serious transmission interruption where back-up service is not available, we may need to enter into new arrangements, resulting in substantial additional costs and the inability to broadcast our signal for some period of time.
The FCC could limit must-carry rights, which would impact distribution of our television home shopping programming and might impair the value of our Boston FCC license.
          The Federal Communications Commission, known as the FCC, issued a public notice on May 4, 2007 stating that it was updating the public record for a petition for reconsideration filed in 1993 and still pending before the FCC. The petition challenges the FCC’s prior determination to grant the same mandatory cable carriage (or “must-carry”) rights for TV broadcast stations carrying home shopping programming that the FCC’s rules accord to other TV stations. The time period for comments and reply comments regarding the reconsideration closed in August 2007, and we submitted comments supporting the continuation of must-carry rights for home shopping stations. If the FCC decides to change its prior determination and withdraw must-carry rights for home shopping stations as a result of this updating of the public record, we could lose our current carriage distribution on cable systems in three markets: Boston, Pittsburgh and Seattle, which currently constitute approximately 3.2 million full-time equivalent households, or FTE’s, receiving our programming. We own the Boston television station and have carriage contracts with the Pittsburg and Seattle television stations. In addition, if must-carry rights for home shopping stations are withdrawn, it may not be possible to replace these FTE’s on commercially reasonable terms and the carrying value of our Boston FCC license ($23.1 million) may become further impaired.
We may be subject to product liability claims for on-air misrepresentations or if people or properties are harmed by products sold by us.
          Products sold by us and representations related to these products may expose us to potential liability from claims by purchasers of such products, subject to our rights, in certain instances, to seek indemnification against this liability from the suppliers or manufacturers of the products. In addition to potential claims of personal injury, wrongful death or damage to personal property, the live unscripted nature of our television broadcasting may subject us to claims of misrepresentation by our customers, the Federal Trade Commission and state attorneys general. We maintain, and have generally required the manufacturers and vendors of these products to carry, product liability and errors and omissions insurance. There can be no assurance that we will maintain this coverage or obtain additional coverage on acceptable terms, or that this insurance will provide adequate coverage against all potential claims or even be available with respect to any particular claim. There also can be no assurance that our suppliers will continue to maintain this insurance or that this coverage will be adequate or available with respect to any particular claims. Product liability claims could result in a material adverse impact on our financial performance.
Our ValuePay installment payment program could lead to significant unplanned credit losses if our credit loss rate was to materially deteriorate.
          We utilize an installment payment program called ValuePay that entitles customers to purchase merchandise and generally pay for the merchandise in two or more equal monthly installments. As of January 30, 2010 we had approximately $62.5 million due from customers under the ValuePay installment program. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. There is no guarantee that we will continue to experience the same credit loss rate that we have in the past or that losses will not be within current provisions. A significant increase in our credit losses above what we have been experiencing could result in a material adverse impact on our financial performance.
Failure to comply with existing laws, rules and regulations, or to obtain and maintain required licenses and rights, could subject us to additional liabilities.
          We market and provide a broad range of merchandise through multiple channels. As a result, we are subject to a wide variety of statutes, rules, regulations, policies and procedures in various jurisdictions which are subject to change at any time, including laws regarding consumer protection, privacy, the regulation of retailers generally, the importation, sale and promotion of merchandise and the operation of warehouse facilities, as well as laws and regulations applicable to the internet and businesses engaged in e-commerce. Our failure to comply with these laws and regulations could result in fines and proceedings against us by governmental agencies and consumers, which could adversely affect our business, financial condition and results of operations. Moreover, unfavorable changes in the laws, rules and regulations applicable to us could decrease demand for merchandise offered by us, increase costs and subject us to additional liabilities. Finally, certain of these regulations impact our marketing efforts.
We may be subject to claims by consumers and state and federal authorities for security breaches involving customer information, which could materially harm our reputation and business.
          In order to operate our business we take orders for our products from customers. This requires us to obtain personal information from these customers including credit card numbers. Although we take reasonable and appropriate security measures to protect customer information, there is still the risk that external or internal security breaches could occur. In addition, new tools and discoveries by third parties in computer or communications technology or software or other developments may facilitate or result in a future compromise or breach of our computer systems. Such compromises or breaches could result in significant liability or costs to us from consumer lawsuits for monetary redress, state and federal authorities for fines and penalties, and could also lead to interruptions in our operations and negative publicity causing damage to our reputation and limiting customers’ willingness to purchase products from us. Recently, a major discount retailer and a credit reporting agency experienced theft of credit card numbers of millions of consumers resulting in multi-million dollar fines and consumer settlement costs, FTC audit requirements, and significant internal administrative costs.
The unanticipated loss of several of our larger vendors could impact our sales on a temporary basis.
          It is possible that one or more of our larger vendors could experience financial difficulties, including bankruptcy, or otherwise could determine to cease doing business with us. While we have periodically experienced the loss of a major vendor, if a number of our current larger vendors ceased doing business with us, this could materially and adversely impact our sales and profitability on a short term basis.
Many of our key functions are concentrated in a single location, and a natural disaster could seriously impact our ability to operate.
          Our television broadcast studios, internet operations, IT systems, merchandising team, inventory control systems, executive offices and finance/accounting functions, among others, are centralized in our adjacent offices at 6740 and 6690, Shady Oak Road in Eden Prairie, Minnesota. In addition, our only fulfillment and distribution facility is centralized at a location in Bowling Green, Kentucky. A natural disaster, such as a tornado, could seriously disrupt our ability to continue or resume normal operations for some period of time. While we have certain business continuity plans in place, no assurances can be given as to how quickly we would be able to resume operations and how long it may take to return to normal operations. We could incur substantial financial losses above and beyond what may be covered by applicable insurance policies, and may experience a loss of customers, vendors and employees during the recovery period.
We could be subject to additional sales tax collection obligations and claims for uncollected amounts.
          A number of states have adopted new legislation that would require the collection of state and/or local taxes on transactions originating on the internet or by other out-of-state retailers, such as home shopping, infomercial and catalog companies. In some cases these new laws seek to establish grounds for asserting “nexus” by the out-of-state retailer in the applicable state, and are being challenged by internet and other retailers under federal constitutional grounds. However, if this trend continues and the laws are upheld after legal challenges, we could be required to collect additional state and local taxes which could negatively impact sales as well as creating an additional administrative burden which could be costly to the business. In addition, the state of North Carolina is seeking to assert claims for uncollected state sales taxes going back a number of years against out-of-state retailers, including our company. The retailers subject to these claims by North Carolina include major national internet-based retailers and catalog companies. We intend to vigorously contest these efforts by North Carolina.
We place a significant reliance on technology and information management tools to run our existing businesses, the failure of which could adversely impact our operations.
          Our businesses are dependent, in part, on the use of sophisticated technology, some of which is provided to us by third parties. These technologies include, but are not necessarily limited to, satellite based transmission of our programming, use of the internet in relation to our on-line business, new digital technology used to manage and supplement our television broadcast operations and a network of complex computer hardware and software to manage an ever increasing need for information and information management tools. The failure of any of these technologies, or our inability to have this technology supported, updated, expanded or integrated into other technologies, could adversely impact our operations. Although we have, when possible, developed alternative sources of technology and built redundancy into our computer networks and tools, there can be no assurance that these efforts to date would protect us against all potential issues or disaster occurrences related to the loss of any such technologies or their use.
Risks Relating to Our Common Stock and This Offering
The price of our common stock is volatile and may continue to be volatile.
          The trading price of our common stock fluctuates substantially and may continue to fluctuate substantially. These fluctuations could cause you to lose part or all of your investment in our shares of common stock. The factors that could cause fluctuations include, but are not limited to, the following:
•	price and volume fluctuations in the overall stock market from time to time;

•	significant volatility in the market price and trading volume of television home shopping, internet and other retail companies;

•	actual or anticipated changes in our sales and earnings, fluctuations in our operating results or the failure to meet the expectations of financial market analysts and investors;

•	investor perceptions of the television home shopping industry, the retail industry in general and our company in particular;

•	the operating and stock performance of comparable companies;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	loss of external funding sources or other adverse changes to our liquidity;

•	general economic conditions and trends;

•	major catastrophic events;

•	competitive factors;

•	relatively few shares available for public trading;

•	changes in accounting standards, policies, guidance, interpretation or principles;

•	regulatory changes;

•	sales of debt or equity securities by our company;

•	sales of large blocks of our stock or sales by insiders;

•	departures of key personnel; or

•	the matters discussed elsewhere under “Risk Factors.”

Future sales of our capital stock by our company or our existing shareholders could cause our stock price to decline.
          Except as described under “Description of Capital Stock,” we are not restricted from issuing additional securities, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to shareholders of our common stock. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options, or warrants to purchase our common stock in the future and those stock appreciation rights, options, or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. If we or our shareholders sell substantial amounts of our capital stock in the public market or announce the intention to do so, the market price of our common stock could decrease significantly. The perception in the public market that we or our shareholders might sell shares of our common stock could also depress the market price of our common stock. On June 9, 2010 we registered 6,452,194 shares of our common stock for resale by NBCU. The shares were registered to permit public secondary trading of the shares. On June 24, 2010 NBCU decided not to sell the shares registered in that registration statement due to prevailing prices. This registration statement has not been withdrawn and NBCU may offer the shares for resale in the future. NBCU acquired the shares pursuant to our strategic alliance with GE Equity and NBCU. As part of this strategic alliance, we entered into an amended and restated registration rights agreement on February 25, 2009 with GE Equity and NBCU that provides GE Equity, NBCU and their affiliates and any transferees and assigns, an aggregate of four demand registrations and unlimited piggy-back registration rights. We prepared the above-mentioned prospectus pursuant to a notice submitted to us by NBCU under the demand registration provisions in the amended and restated registration rights agreement. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.
We do not intend to declare dividends on our stock after this offering.
          Pursuant to the shareholders agreement we have with GE Equity and NBCU, we are prohibited from paying dividends on our common stock without GE Equity’s prior written consent. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends on our common stock will be subject to restrictions on payment of dividends contained in the terms of our outstanding Series B Preferred Stock held by GE Equity, and is otherwise at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors. Therefore, you should not expect to receive dividend income from shares of our common stock.
If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our common stock, the market price for our common stock and trading volume could decline.
          The trading market for our common stock will be influenced by research or reports that industry or securities analysts publish about us or our business. If one or more analysts who cover us downgrade our common stock, the market price for our common stock would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common stock to decline.
Certain provisions of Minnesota law may make a takeover of our company more difficult, depriving shareholders of opportunities to sell shares at above-market prices.
          Certain provisions of Minnesota law may have the effect of discouraging attempts to acquire us without the approval of our board of directors. Section 302A.671 of the Minnesota statutes, with certain exceptions, requires approval of any acquisition of the beneficial ownership of 20% or more of our voting stock then outstanding by a majority vote of our shareholders prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable by us at their then-fair market value within 30 days after the acquiring person failed to give a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person’s shares. Section 302A.673 of the Minnesota statutes generally prohibits any business combination by us, or any of our subsidiaries, with an interested shareholder, which includes any shareholder that purchases 10% or more of our voting shares within four years following such interested shareholder’s share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of our board of directors before the interested shareholder’s share acquisition date. Consequently, our common shareholders may lose opportunities to sell their stock for a price in excess of the prevailing market price due to these protective measures.
Common stock is equity and is subordinate to our existing and future indebtedness and preferred stock.
          Shares of common stock are equity interests in us and do not constitute indebtedness. As such, shares of common stock will rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims against us, including in our liquidation. Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our Series B Preferred Stock. Dividends on common stock are payable only if declared by our board of directors and are subject to the shareholders agreement we have with GE Equity and NBCU and the restrictions on payments of dividends out of lawfully available funds.

USE OF PROCEEDS
          Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, repurchase or redemption of preferred stock, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested prior to use. We will have significant discretion in the use of any net proceeds.
DIVIDEND POLICY
          We have never declared or paid any cash dividends on our shares of common stock. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. Pursuant to the shareholders agreement we have with GE Equity and NBCU, we are prohibited from paying dividends on our common stock without GE Equity’s prior written consent. Any payment of cash dividends on our common stock will be subject to restrictions on payment of dividends contained in the terms of our outstanding Series B Preferred Stock held by GE Equity, and is otherwise at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors.
MARKET PRICE OF COMMON STOCK
     Shares of our common stock are traded on the Nasdaq Global Market under the symbol “VVTV.” The following table shows the high and low sales prices of our common stock on the Nasdaq Global Market for the periods indicated:

	Common Stock Price
	High	Low
Fiscal 2010:
First Quarter	$4.77	$2.96
Second Quarter (through July 19, 2010)	$3.09	$1.45

Fiscal 2009:
First Quarter	$0.83	$0.18
Second Quarter	$3.22	$0.50
Third Quarter	$4.15	$2.61
Fourth Quarter	$5.27	$3.00

Fiscal 2008:
First Quarter	$7.20	$4.38
Second Quarter	$5.55	$2.90
Third Quarter	$3.19	$0.51
Fourth Quarter	$0.91	$0.23
          On July 19, 2010, the last reported sale price for shares of our common stock on the Nasdaq Global Market was $1.64 per share.

DILUTION
     We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:
•	the net tangible book value per share of our equity securities before and after the offering;
•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.
LIQUIDITY AND CAPITAL RESOURCES UPDATE
          Our principal source of liquidity is our available cash and cash equivalents of $20.9 million as of May 1, 2010 and $20 million of additional borrowing capacity relating to our revolving asset-backed bank line of credit with PNC Bank, National Association, as amended on June 8, 2010. If we are not able to attain profitability and generate positive cash flows from operations or obtain cash from other sources in addition to our $20 million secured bank line of credit facility, we may not have sufficient liquidity to continue operating. In addition, our credit agreement with our secured lender requires compliance with various operating and financial covenants. If we are unable to comply with those covenants, our access to our secured bank line of credit may be limited. For example, in order to borrow more than $8 million under the credit agreement, we must satisfy certain EBITDA thresholds or fixed charge ratios on certain dates. While we are currently in compliance, because borrowings were not in excess of $8 million, we currently believe that borrowings in excess of $8 million would result in a covenant violation at the quarter ended January 29, 2011. This effectively will limit our borrowing capacity to $8 million at January 29, 2011 unless these covenants are amended prior to or at that time. In addition, the lender has the right to terminate the revolving credit facility in the event a material adverse effect (as defined in the agreement) is met. We also have the ability to increase our short-term liquidity and cash resources by reducing the percentage of our sales offered to customers using our ValuePay installment program and by decreasing the length of time we extend credit to our customers using the ValuePay program. Based on our current projections for fiscal 2010, we believe that our existing cash balances, our credit line, our ability to raise additional financing and the ability to structure transactions in a manner reflective of capital availability will be sufficient to maintain liquidity to fund our normal business operations through fiscal 2010. However, there can be no assurance that we will meet our projections for 2010 or that, if required, we would be able to raise additional capital or reduce spending sufficiently to maintain the necessary liquidity.

DESCRIPTION OF CAPITAL STOCK
          The terms and provisions of our capital stock that may be offered by this prospectus will be described in the applicable prospectus supplement. We have filed our articles of incorporation (including the certificate of designation for our Series B Preferred Stock) and bylaws as exhibits to the registration statement of which this prospectus is a part. You should read our articles of incorporation (including the certificate of designation for our Series B Preferred Stock) and bylaws for additional information before you buy any capital stock.
          Our articles of incorporation provide that we may issue up to 100,000,000 shares of capital stock, par value $0.01 per share in the case of common stock, and having a par value as determined by the board of directors in the case of preferred stock. A description of the material terms and provisions of our capital stock is set forth below. The description is intended as a summary and is qualified in its entirety by reference to our articles of incorporation (including the certificate of designation for our Series B Preferred Stock) and bylaws incorporated herein by reference.
          The following is a summary of the material features of our capital stock:
Provisions Regarding Aliens
          Except as otherwise provided by law, not more than 20% of the aggregate voting power of all shares outstanding entitled to vote on any matter shall be at any time voted by or for the account of aliens as defined in the Communications Act of 1934, or their representatives, or by or for the account of a foreign government or representative thereof, or by or for the account of any corporation organized under the laws of foreign country.
          Except as otherwise provided by law, aliens, foreign governments, or corporations organized under the laws of a foreign country, or the representatives of such aliens, foreign governments, or corporations organized under the laws of a foreign country, shall not own, directly or through a third party who holds the stock for the account of such alien, foreign government, or corporation organized under the laws of a foreign country: (1) more than 20% of the number of shares of our outstanding stock, or (2) shares representing more than 20% of the aggregate voting power of all of our outstanding shares of voting stock.
          Shares of stock shall not be transferable on our books to aliens, foreign governments, or corporations organized under the laws of foreign countries, or to the representatives of, or persons holding for the account of, such aliens, foreign governments, or corporations organized under the laws of foreign countries, unless, after giving effect to such transfer, the aggregate number of shares of stock owned by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, and any representatives thereof, will not exceed 20% of the number of shares of outstanding stock, and the aggregate voting power of such shares will not exceed twenty percent 20% of the aggregate voting power of all outstanding shares of our voting stock.
          If, notwithstanding these restrictions on transfer, the aggregate number of shares of stock owned by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, exceed 20% of our shares of outstanding stock, or if the aggregate voting power of such shares exceed 20% of the aggregate voting power of all outstanding shares of our voting stock, we have the right to redeem shares of all classes of capital stock, at their then fair market value, on a pro rata basis, owned by or for the account of all aliens, foreign governments, and corporations organized under the laws of foreign countries, in order to reduce the number of shares and/or percentage of voting power held by or for the account of aliens, foreign governments, and corporations organized under the laws of foreign countries, and their representatives to the maximum number or percentage allowed under our articles of incorporation or as otherwise required by applicable federal law.
          The board of directors shall make such rules and regulations as it deems necessary or appropriate to enforce the provisions of this section.
Strategic Alliance with GE Equity and NBC Universal
          In March 1999, we entered into a strategic alliance with GE Equity and NBCU pursuant to which we issued Series A Redeemable Convertible Preferred Stock and common stock warrants, and entered into a shareholder agreement, a registration rights agreement, a distribution and marketing agreement and, the following year, a trademark license agreement. On February 25, 2009, we entered into an exchange agreement with the same parties, pursuant to which GE Equity exchanged all outstanding shares of our Series A Redeemable Convertible Preferred Stock for (i) 4,929,266 shares of our Series B Preferred Stock, (ii) warrants to purchase up to 6,000,000 shares of our common stock at an exercise price of $0.75 per share and (iii) a cash payment in the amount of $3.4 million. Immediately after the exchange, the aggregate equity ownership of GE Equity and NBCU in our company was as follows: (i) 6,452,194 shares of common stock, (ii) warrants to purchase up to 6,029,487 shares of common stock and (iii) 4,929,266 shares of Series B Preferred Stock. In connection with the exchange, the parties also amended and restated both the shareholder agreement and the registration rights agreement. The outstanding agreements with GE Equity and NBCU are described in more detail below.

Common Stock
          Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which shareholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in amounts and at times as may be declared by the board of directors out of funds legally available therefor. Upon our liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to shareholders after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no redemption, conversion or preemptive rights.
Preferred Stock
Series B Preferred Stock
          On February 25, 2009, we issued 4,929,266 shares of Series B Preferred Stock to GE Equity. The shares of Series B Preferred Stock are redeemable at any time by us for the initial redemption amount of $40.9 million, plus accrued dividends. The Series B Preferred Stock accrues cumulative dividends at a base annual rate of 12%, subject to adjustment. All payments on the Series B Preferred Stock will be applied first to any accrued but unpaid dividends, and then to redeem shares.
          30% of the Series B Preferred Stock (including accrued but unpaid dividends) is required to be redeemed on February 25, 2013, and the remainder on February 25, 2014. In addition, the Series B Preferred Stock includes a cash sweep mechanism that may require accelerated redemptions if we generate excess cash above agreed upon thresholds. Specifically, our excess cash balance at the end of each fiscal year, and at the end of any fiscal quarter during which we sell our auction rate securities or dispose of assets or incur indebtedness above agreed upon thresholds, must be used to redeem the Series B Preferred Stock and pay accrued and unpaid dividends thereon. Excess cash balance is defined as our company’s cash and cash equivalents and marketable securities, adjusted to (i) exclude auction rate securities, (ii) exclude cash pledged to vendors to secure purchase price of inventory, (iii) account for variations that are due to our management of payables, and (iv) provide us a cash cushion of at least $20 million. Any redemptions as a result of this cash sweep mechanism will reduce the amounts required to be redeemed on February 25, 2013 and February 25, 2014. The Series B Preferred Stock (including accrued but unpaid dividends) is also required to be redeemed, at the option of the holders, upon a change in control.
          The Series B Preferred Stock is not convertible into common stock or any other security, but initially will vote with the common stock on a one-for-one basis on general corporate matters other than the election of directors. In addition, the holders of the Series B Preferred Stock have certain class voting rights, including the right to elect the GE Equity director-designees described below.
Undesignated Preferred Stock
          Our articles of incorporation permits us to issue shares of preferred stock, from time to time, in one or more series and with such designation and preferences for each series as are stated in the resolutions providing for the designation and issue of each such series adopted by our board of directors. Our articles of incorporation authorizes our board of directors to determine the number of shares, voting, dividend, redemption and liquidation preferences and limitations pertaining to such series. The board of directors, without shareholder approval, may issue preferred stock with voting rights and other rights that could adversely affect the voting power of the holders of our common stock and outstanding preferred stock could have certain anti-takeover effects. We have no present plans to issue any additional shares of preferred stock. The ability of the board of directors to issue preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management.

Amended and Restated Shareholder Agreement
          On February 25, 2009, we entered into an amended and restated shareholder agreement with GE Equity and NBCU, which provides for certain corporate governance and standstill matters. The amended and restated shareholder agreement provides that GE Equity is entitled to designate nominees for three out of nine members of our board of directors so long as the aggregate beneficial ownership of GE Equity and NBCU (and their affiliates) is at least equal to 50% of their beneficial ownership as of February 25, 2009 (i.e. beneficial ownership of approximately 8.75 million common shares), and two out of nine members so long as their aggregate beneficial ownership is at least 10% of the “adjusted outstanding shares of common stock,” as defined in the amended and restated shareholder agreement. In addition, the amended and restated shareholder agreement provides that GE Equity may designate any of its director-designees to be an observer of the Audit, Human Resources and Compensation, and Corporate Governance and Nominating Committees.
          The amended and restated shareholder agreement requires the consent of GE Equity prior to our entering into any material agreements with any of CBS, Fox, Disney, Time Warner or Viacom, provided that this restriction will no longer apply when either (i) our trademark license agreement with NBCU (described below) has terminated or (ii) GE Equity is no longer entitled to designate at least two director nominees. In addition, the amended and restated shareholder agreement requires the consent of GE Equity prior to our exceeding certain thresholds relating to the issuance of securities, the payment of dividends, the repurchase of common stock, acquisitions (including investments and joint ventures) or dispositions, and the incurrence of debt; provided, that these restrictions will no longer apply when both (i) GE Equity is no longer entitled to designate three director nominees and (ii) GE Equity and NBCU no longer hold any Series B Preferred Stock. We are also prohibited from taking any action that would cause any ownership interest by us in TV broadcast stations from being attributable to GE Equity, NBCU or their affiliates.
          The shareholder agreement provides that during the standstill period (as defined in the shareholder agreement), subject to certain limited exceptions, GE Equity and NBCU are prohibited from: (i) any asset/business purchases from us in excess of 10% of the total fair market value of our assets; (ii) increasing their beneficial ownership above 39.9% of our shares; (iii) making or in any way participating in any solicitation of proxies; (iv) depositing any securities of our company in a voting trust; (v) forming, joining or in any way becoming a member of a “13D Group” with respect to any voting securities of our company; (vi) arranging any financing for, or providing any financing commitment specifically for, the purchase of any voting securities of our company; (vii) otherwise acting, whether alone or in concert with others, to seek to propose to us any tender or exchange offer, merger, business combination, restructuring, liquidation, recapitalization or similar transaction involving us, or nominating any person as a director of our company who is not nominated by the then incumbent directors, or proposing any matter to be voted upon by our shareholders. If, during the standstill period, any inquiry has been made regarding a “takeover transaction” or “change in control,” each as defined in the shareholder agreement, that has not been rejected by the board of directors, or the board pursues such a transaction, or engages in negotiations or provides information to a third party and the board has not resolved to terminate such discussions, then GE Equity or NBCU may propose to us a tender offer or business combination proposal.
          In addition, unless GE Equity and NBCU beneficially own less than 5% or more than 90% of the adjusted outstanding shares of common stock, GE Equity and NBCU shall not sell, transfer or otherwise dispose of any securities of our company except for transfers: (i) to certain affiliates who agree to be bound by the provisions of the shareholder agreement, (ii) that have been consented to by us, (iii) pursuant to a third-party tender offer, (iv) pursuant to a merger, consolidation or reorganization to which we are a party, (v) in an underwritten public offering pursuant to an effective registration statement, (vi) pursuant to Rule 144 of the Securities Act of 1933, or (vii) in a private sale or pursuant to Rule 144A of the Securities Act of 1933; provided, that in the case of any transfer pursuant to clause (v), (vi) or (vii), the transfer does not result in, to the knowledge of the transferor after reasonable inquiry, any other person acquiring, after giving effect to such transfer, beneficial ownership, individually or in the aggregate with that person’s affiliates, of more than 10% (or 16.2%, adjusted for repurchases of common stock by our company, in the case of a transfer by NBCU) of the adjusted outstanding shares of the common stock.
          The standstill period will terminate on the earliest to occur of (i) the ten-year anniversary of the amended and restated shareholder agreement, (ii) our entering into an agreement that would result in a “change in control” (subject to reinstatement), (iii) an actual “change in control” (subject to reinstatement), (iv) a third-party tender offer (subject to reinstatement), or (v) six months after GE Equity and NBCU can no longer designate any nominees to the board of directors. Following the expiration of the standstill period pursuant to clause (i) or (v) above (indefinitely in the case of clause (i) and two years in the case of clause (v)), GE Equity and NBCU’s beneficial ownership position may not exceed 39.9% of our diluted outstanding stock, except pursuant to issuance or exercise of any warrants or pursuant to a 100% tender offer for our company.
Registration Rights Agreement
          On February 25, 2009, we entered into an amended and restated registration rights agreement providing GE Equity, NBCU and their affiliates and any transferees and assigns, an aggregate of four demand registrations and unlimited piggy-back registration rights.
          On May 14, 2010, NBCU delivered a demand registration notice to us. On June 9, 2010, pursuant to the demand notice, we registered 6,452,194 shares of our common stock for resale by NBCU. The shares were registered to permit public secondary trading of the shares. On June 24, 2010 NBCU decided not to sell the shares registered in that registration statement due to prevailing prices. This registration statement has not been withdrawn and NBCU may offer the shares for resale in the future.
NBCU Trademark License Agreement
          On November 16, 2000, we entered into a trademark license agreement with NBCU, pursuant to which NBCU granted us an exclusive, worldwide license for a term of ten years to use certain NBC trademarks, service marks and domain names to rebrand our business and corporate name and website. We subsequently selected the names ShopNBC and ShopNBC.com.
          Under the license agreement we have agreed, among other things, to (i) certain restrictions on using trademarks, service marks, domain names, logos or other source indicators owned or controlled by NBCU, (ii) the loss of our rights under the license with respect to specific territories outside of the United States in the event we fail to achieve and maintain certain performance targets in such territories, (iii) not own, operate, acquire or expand our business to include certain businesses without NBCU’s prior consent, (iv) comply with NBCU’s privacy policies and standards and practices, and (v) not own, operate, acquire or expand our business such that one-third or more of our revenues or our aggregate value is attributable to certain services (not including retailing services similar to our existing e-commerce operations) provided over the internet. The license agreement also grants to NBCU the right to terminate the license agreement at any time upon certain changes of control of our company, in certain situations upon the failure by NBCU to own a certain minimum percentage of our outstanding capital stock on a fully diluted basis, and certain other situations. On March 28, 2007, we and NBCU agreed to extend the term of the license by six months, such that the license would continue through May 15, 2011, and to provide that certain changes of control involving a financial buyer would not provide the basis for an early termination of the license by NBCU. We are in the process of selecting a new name and logo for our television, websites, mobile and other media channels, and will implement a systematic rebranding strategy during the remainder of the fiscal year.
Anti-Takeover Provisions Contained in Our Articles of Incorporation and the Minnesota Business Corporation Act
          Certain provisions of our articles of incorporation and of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage an unsolicited takeover of our company, if our board of directors determines that such a takeover is not in our best interests or the best interests of our shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire us that could deprive our shareholders of opportunities to sell their shares of our stock at higher values.
Statutory Provisions
          Section 302A.671 of the Minnesota Business Corporation Act applies, with certain exceptions, to any acquisitions of our voting stock from a person other than us, and other than in connection with certain mergers and exchanges to which we are a party and certain tender offers or exchange offers approved in advance by a disinterested board committee, resulting in the beneficial ownership of 20% or more of the voting power of our then outstanding stock. Section 302A.671 requires approval of the granting of voting rights for the shares received pursuant to any such acquisitions by a vote of our shareholders holding a majority of the voting power of our outstanding shares and a majority of the voting power of our outstanding shares that are not held by the acquiring person, our officers or those non-officer employees, if any, who are also our directors. Similar voting requirements are imposed for acquisitions resulting in beneficial ownership of 33-1/3% or more or a majority of the voting power of our then outstanding stock. In general, shares acquired without this approval are denied voting rights in excess of the 20%, 33-1/3% or 50% thresholds and, to that extent, can be called for redemption at their then fair market value by us within 30 days after the acquiring person has failed to deliver a timely information statement to us or the date our shareholders voted not to grant voting rights to the acquiring person’s shares.
          Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by us, or any subsidiary of ours, with any shareholder that beneficially owns 10% or more of the voting power of our outstanding shares (an “interested shareholder”) within four years following the time the interested shareholder crosses the 10% stock ownership threshold, unless the business combination is approved by a committee of disinterested members of our board of directors before the time the interested shareholder crosses the 10% stock ownership threshold.
          Section 302A.675 of the Minnesota Business Corporation Act generally prohibits an offeror from acquiring our shares within two years following the offeror’s last purchase of our shares pursuant to a takeover offer with respect to that class, unless our shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of disinterested members of our board of directors before the purchase of any shares by the offeror pursuant to the earlier takeover offer.
Authorized But Unissued Shares of Common Stock and Preferred Stock
          Our authorized but unissued shares of common stock and preferred stock are available for our board of directors to issue without shareholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, our articles of incorporation permits us to issue shares of preferred stock, from time to time, in one or more series and with such designation and preferences for each series as are stated in the resolutions providing for the designation and issue of each such series adopted by our board of directors. Our articles of incorporation authorizes our board of directors to determine the number of shares, voting, dividend, redemption and liquidation preferences and limitations pertaining to such series. The board of directors, without shareholder approval, may issue common stock or preferred stock with voting rights and other rights that could adversely affect the voting power of the holders of our common stock and outstanding preferred stock could have certain anti-takeover effects. We have no present plans to issue any additional shares of preferred stock. The ability of the board of directors to issue common stock or preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management.
Transfer Agent and Registrar
          Wells Fargo Shareowner Services has been appointed as the transfer agent and registrar for our common stock.
Listing
          Our common stock is quoted on the Nasdaq Global Market under the symbol “VVTV.”
Limitation of Liability and Indemnification Matters
          We are subject to Minnesota Section 302A.521, which provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity (as defined in Section 302A.521 of the Minnesota Statutes) of that person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of that person complained of in the proceeding, that person:
•	has not been indemnified therefor by another organization or employee benefit plan;

•	acted in good faith;

•	received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied;

•	in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

•	in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation.
          In addition, Section 302A.521, subd. 3 requires payment by the registrant, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.
          Our bylaws provide that we will indemnify any of our officers, directors, employees, and agents to the fullest extent permitted by Minnesota law.
          We have a director and officer liability insurance policy to cover us, our directors and our officers against certain liabilities.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
          We may issue stock purchase contracts obligating holders to purchase from us and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates. The price per share and number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations in a specified manner.
          The applicable prospectus supplement and any documents incorporated by reference will describe the terms of any stock purchase contracts. The description in the prospectus supplement will not necessarily be complete, and reference may be made to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements relating to the stock purchase contracts. In the applicable prospectus supplement, we will also discuss any material U.S. federal income tax considerations applicable to the stock purchase contracts.
DESCRIPTION OF SECURITIES WARRANTS
          This section describes the general terms and provisions of the securities warrants. The prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those securities warrants.
          We may issue warrants for the purchase of preferred stock or common stock, which we refer to as the “securities warrants.” Securities warrants may be issued alone or together with preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders of securities warrants.
          We have summarized the material terms and provisions of the securities warrant agreements and securities warrants in this section. You should read the applicable forms of securities warrant agreement and securities warrant certificate for additional information before you buy any securities warrants.
General
          If securities warrants for the purchase of preferred stock or common stock are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following where applicable:
•	the title of such warrants;

•	the aggregate number of such warrants;

•	the offering price;

•	the total number of shares that can be purchased if a holder of the securities warrants exercises them and, in the case of securities warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

•	the designation and terms of the series of preferred stock with which the securities warrants are being offered and the number of securities warrants being offered with each share of preferred stock or share of common stock;

•	the date on and after which the holder of the securities warrants can transfer them separately from the related common stock or preferred stock;

•	the number of shares of preferred stock or common stock that can be purchased if a holder exercises the securities warrant and the price at which the preferred stock or common stock may be purchased upon each exercise;

•	the date on which the right to exercise the securities warrants begins and the date on which the right expires;

•	United States federal income tax consequences; and

•	any other terms of the securities warrants.
Securities warrants for the purchase of preferred stock or common stock will be in registered form only.
     A holder of securities warrant certificates may:
•	exchange them for new certificates of different denominations;

•	present them for registration of transfer; and

•	exercise them at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement.
Until any securities warrants to purchase preferred stock or common stock are exercised, holders of these securities warrants will not have any rights of holders of the underlying common stock or preferred stock, including any right to receive dividends or to exercise any voting rights.
Exercise of Securities Warrants
          Each holder of a securities warrant is entitled to purchase the number of shares of preferred stock or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised securities warrants will become void.
          A holder of securities warrants may exercise them by following the general procedure outlined below:
•	delivering to the securities warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the securities warrant certificate representing the securities warrants; and

•	delivering the securities warrant certificate representing the securities warrants to the securities warrant agent within five business days of the securities warrant agent receiving payment of the exercise price.
          If you comply with the procedures described above, your securities warrants will be considered to have been exercised when the securities warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the preferred stock or common stock that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a securities warrant certificate, the securities warrant agent will issue to you a new securities warrant certificate for the unexercised amount of securities warrants. Holders of securities warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the securities warrants.
Amendments and Supplements to Securities Warrant Agreements
          We may amend or supplement a securities warrant agreement without the consent of the holders of the applicable securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not materially adversely affect the interests of the holders of the securities warrants. We, along with the securities warrant agent, may also modify or amend a securities warrant agreement and the terms of the securities warrants if holders of a majority of the then-outstanding unexercised securities warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the securities warrants may be made without the consent of each holder affected by the modification or amendment.
Common Stock Warrant Adjustments
          Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•	if we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price; or

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions described below, or if we distribute to all holders of common stock rights or warrants, excluding those referred to in the bullet point above.
          Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.
          Holders of common stock warrants may have additional rights under the following circumstances:
•	a reclassification or change of the common stock;

•	a consolidation or merger involving our company; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.
If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.
DESCRIPTION OF RIGHTS
          We may issue rights to purchase our common stock. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.
          The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:
•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate number of shares of common stock purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.
          Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

          If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.
DESCRIPTION OF UNITS
          The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, rights and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities.
          While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.
          We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.
General
          We may issue units consisting of common stock, preferred stock, rights, warrants, or any combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.
          We will describe in the applicable prospectus supplement the terms of the series of units, including the following:
•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.
          The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Warrants” and “Description of Rights” will apply to each unit and to any common stock, preferred stock, warrant or right included in each unit, respectively.
Issuance in Series
          We may issue units in such amounts and in such numerous distinct series as we determine.
Enforceability of Rights by Holders of Units
          Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title
          We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION
          We may sell the securities offered by this prospectus in any one or more of the following ways:
•	directly to investors, including through a specific bidding, auction, or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	in privately negotiated transactions;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any such methods of sale.
          Our common stock or preferred stock may be issued upon conversion of preferred stock. Securities may also be issued upon exercise of warrants or rights and division of units and we reserve the right to sell securities directly to investors on their own behalf in those jurisdictions where they are authorized to do so.
          If we sell securities to a dealer acting as principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with us and such resale prices may not be disclosed in the applicable prospectus supplement.
          Any underwritten offering may be on a best efforts or a firm commitment basis. We may also offer securities through subscription rights distributed to our shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.
          Sales of the securities may be effected from time to time in one or more transactions, including negotiated transactions:
•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
          Any of the prices may represent a discount from the then prevailing market prices.
          We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.
          In the sale of the securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority, Inc. (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.
          The applicable prospectus supplement will, where applicable:
•	identify any such underwriter, dealer or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate by all underwriters and agents;

•	describe any discounts, concessions or commissions allowed by underwriters to participating dealers;

•	identify the amounts underwritten; and

•	identify the nature of the underwriter’s or underwriters’ obligation to take the securities.
          Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock, which are listed on the Nasdaq Global Market, subject to official notice of issue. Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the Nasdaq Global Market. We may elect to list any series of preferred stock, stock purchase contracts, warrants, rights or units on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.
          We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If disclosed in the applicable prospectus supplement, in connection with those derivative transactions third parties may sell securities covered by this prospectus and such prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or from others to settle those short sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. If the third party is or may be deemed to be an underwriter under the Securities Act, it will be identified in the applicable prospectus supplement.
          In connection with any offering of the securities offered under this prospectus, underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of such securities or any other securities the prices of which may be used to determine payments on such securities. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by underwriters of a greater number of securities than the underwriters are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.
          Underwriters may engage in over-allotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.
          Underwriters may also impose a penalty bid in any offering of securities offered under this prospectus through a syndicate of underwriters. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased securities sold by or for the account of such underwriter in stabilizing or short covering transactions.
          These activities by underwriters may stabilize, maintain or otherwise affect the market price of the securities offered under this prospectus. As a result, the price of such securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.
          We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
          Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.
          If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total amount of the securities less the amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.
          To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
          Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS
          Faegre & Benson LLP, Minneapolis, Minnesota, will issue an opinion about the legality of the securities offered under this prospectus.
EXPERTS
          The consolidated financial statements and schedule of ValueVision Media, Inc. and subsidiaries incorporated in this prospectus by reference from our annual report on Form 10-K and the effectiveness of our internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

4,900,000 Shares
ValueVision Media, Inc.
Common Stock

PROSPECTUS SUPPLEMENT

Piper Jaffray
December 17, 2010